
                                                                     EXHIBIT 2.6

                          RECAPITALIZATION AGREEMENT


                            WOODS EQUIPMENT COMPANY






                                 July 28, 1998
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                                                 TABLE OF CONTENTS
                                                 -----------------
                                                                                                PAGE
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
1.       DEFINITIONS............................................................................   2

2.       RECAPITALIZATION.......................................................................   9
         2.01     Authorization.................................................................   9
         2.02     Investment Transaction........................................................  10
         2.03     Repurchase Transaction........................................................  10
         2.04     Exchange Transaction..........................................................  11
         2.05     Closing.......................................................................  12
         2.06     Final Closing Balance Sheet...................................................  14

3.       REPRESENTATIONS AND WARRANTIES OF COMPANY..............................................  16
         3.01     Organization, Qualification, and Corporate Power..............................  16
         3.02     Good Standing.................................................................  16
         3.03     Enforceability................................................................  16
         3.04     Capitalization of Company.....................................................  16
         3.05     Obligations with Respect to Capital Stock.....................................  17
         3.06     Noncontravention..............................................................  17
         3.07     Subsidiary....................................................................  18
         3.08     Joint Venture.................................................................  18
         3.09     Tax Matters...................................................................  18
         3.10     Financial Statements..........................................................  19

4.       ADDITIONAL REPRESENTATIONS AND WARRANTIES OF COMPANY...................................  20
         4.01     Undisclosed Liabilities.......................................................  20
         4.02     Events Subsequent to Most Recent Fiscal Year End..............................  20
         4.03     Legal Compliance..............................................................  22
         4.04     Personal Property.............................................................  22
         4.05     Real Property.................................................................  22
         4.06     Intellectual Property.........................................................  23
         4.07     Contracts.....................................................................  24
         4.08     Product Warranty..............................................................  26
         4.09     Product Liability.............................................................  26
         4.10     Litigation....................................................................  26
         4.11     Employee Benefit Plans........................................................  26
         4.12     Employment Compensation.......................................................  28
         4.13     Labor Relations...............................................................  28
         4.14     Insurance.....................................................................  28
         4.15     Necessary Licenses and Permits................................................  29
         4.16     Environmental, Health, and Safety Matters.....................................  29
         4.17     Certain Business Relationships with Company...................................  29
         4.18     Corporate Documents...........................................................  30
         4.19     Brokers' Fees.................................................................  30
         4.20     Inventory.....................................................................  30

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
         4.21     Notes and Accounts Receivable................................................     30
         4.22     Tangible Assets..............................................................     30
         4.23     Dealers......................................................................     30
         4.24     Supplier and Customer Relationships..........................................     30
         4.25     Joint Venture Relationship...................................................     31
         4.26     Exclusivity of Representations and Warranties................................     31

5.       COVENANT TO SELL; REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS...................     31
         5.01     Authorization................................................................     31
         5.02     Noncontravention.............................................................     31
         5.03     Repurchased Shares...........................................................     31
         5.04     Broker's Fees................................................................     32

6.       REPRESENTATIONS AND WARRANTIES CONCERNING CONTINUING STOCKHOLDERS.....................     32
         6.01     Authorization................................................................     32
         6.02     Noncontravention.............................................................     32
         6.03     Repurchased Shares...........................................................     32
         6.04     Broker's Fees................................................................     32
         6.05     Investment Intent............................................................     33

7.       REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER...................................     33
         7.01     Organizational...............................................................     33
         7.02     Authority....................................................................     33
         7.03     Brokers' Fees................................................................     33
         7.04     Investment Intent............................................................     33

8.       COVENANTS.............................................................................     33
         8.01     General......................................................................     33
         8.02     Notices and Consents.........................................................     34
         8.03     Operation of Business........................................................     34
         8.04     Purchaser Access; Confidentiality............................................     34
         8.05     HSR Act Filings..............................................................     34
         8.06     Exclusivity..................................................................     34
         8.07     Confidentiality..............................................................     35
         8.08     Title Insurance..............................................................     35
         8.09     Surveys......................................................................     35
         8.10     Title Exceptions and Survey Conditions.......................................     36
         8.11     Employee Benefit Plans.......................................................     36
         8.12     Intellectual Property Matters................................................     36

9.       CLOSING...............................................................................     36
         9.01     Closing Preparations.........................................................     36
         9.02     Company's Closing Deliveries.................................................     37
         9.03     Purchaser's Closing Deliveries...............................................     39

                                     -ii-
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
         9.04     Additional Actions To Be Effective Immediately After Closing................      39
         9.05     Additional Closing Deliveries...............................................      40

10.      CONDITIONS TO OBLIGATION TO CLOSE....................................................      41
         10.01    Conditions to Obligation of Company and the Seller Parties..................      41
         10.02    Conditions to Obligation of Purchaser.......................................      41

11.      SURVIVAL; CLAIMS AGAINST ESCROW AMOUNT...............................................      42
         11.01    Nature and Survival of Representations......................................      42
         11.02    Environmental Remedies......................................................      43
         11.03    Claims Against Escrow Amount by Purchaser...................................      43
         11.04    Matters Involving Third Parties.............................................      43
         11.05    Determination of Adverse Consequences.......................................      45
         11.06    Exclusive Remedy; Limitations on Remedy.....................................      45
         11.07    Apportionment of Escrow Proceeds by Sellers' Representative.................      46

12.      MISCELLANEOUS........................................................................      46
         12.01    Press Releases and Public Announcements.....................................      46
         12.02    No Third-Party Beneficiaries................................................      46
         12.03    Entire Agreement............................................................      46
         12.04    Succession and Assignment...................................................      47
         12.05    Counterparts................................................................      47
         12.06    Headings....................................................................      47
         12.07    Notices.....................................................................      47
         12.08    Governing Law...............................................................      48
         12.09    Amendments and Waivers......................................................      48
         12.10    Severability................................................................      48
         12.11    Expenses....................................................................      49

EXHIBITS:
--------

Exhibit A      __    Statement of Accounting Principles

Exhibit B      __    Form of Escrow Agreement

Exhibit C-1    __    Form of General Release, Waiver and Covenant Not to Sue (to
                     Stockholders)

Exhibit C-2    __    Form of General Release, Waiver and Covenant Not to Sue
                     (from Stockholders)

Exhibit D      [_]   Form of Contingent Stock Purchase Warrant

Exhibit E      [_]   Form of Amended and Restated Certificate of Incorporation

Exhibit F    __    Form of Opinion of Counsel to Company and Stockholders

Exhibit G    __    Form of Opinion of Counsel to Purchaser

Exhibit H    [_]   Form of Stockholders Agreement

                          RECAPITALIZATION AGREEMENT

     THIS RECAPITALIZATION AGREEMENT ("Agreement") is made and entered into as of July 28, 1998, by and among WOODS EQUIPMENT COMPANY, a Delaware corporation (the "Company"); MADISON DEARBORN CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("Purchaser") the Stockholders of the Company (the "Stockholders") and Brian P. Simmons, as Sellers' Representative (the "Sellers' Representative"). The Company, the Purchaser, the Sellers' Representative and the Stockholders are sometimes collectively referred to herein as the "Parties" and individually as a "Party". Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 1 below.


                                   RECITALS

     A. The Company desires to reconstitute its capital structure through (i) the sale of certain newly issued equity securities, the repurchase of certain of its outstanding equity securities and the exchange by certain continuing holders of certain of their shares of Old Preferred Stock and Common Stock for Common Stock and/or New Preferred Stock, in each case on the terms and subject to the conditions set forth herein and (ii) the prepayment, redemption and retirement of certain indebtedness and the incurrence of certain new indebtedness.

     B. The Purchaser desires to purchase from the Company certain newly issued equity securities of the Company on the terms and subject to the conditions set forth herein.

     C. Certain of the Stockholders desire the Company to repurchase certain equity securities and/or option rights of the Company held by such Stockholders on the terms and subject to the conditions set forth herein.

     D. Certain of the Stockholders desire to exchange certain Option Rights and/or shares of Old Preferred Stock and/or Common Stock for shares of Common Stock and/or New Preferred Stock.

                                   AGREEMENT

     In consideration of the mutual covenants, agreements and understandings herein contained, the Parties agree as follows:

     1.   Definitions.

     "Accounting Principles" means the Statement of Accounting Principles attached hereto as Exhibit A.

     "Acquisition Notes and Non-Competes" means the notes and non-competition agreements listed on Schedule 1.00.

     "Adjustment Amount" has the meaning set forth in Section 2.03(a).

     "Adjustment Payment Date" has the meaning set forth in Section 2.05(b).

     "Adverse Consequences" has the meaning set forth in Section 11.05.

     "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Amended Certificate" has the meaning set forth in Section 2.01(a).

     "Business" means the business of the Company and the Subsidiary as presently conducted.

     "Cash Amount" has the meaning set forth in Section 2.03(a).

     "Closing" has the meaning set forth in Section 2.05.

     "Closing Date" has the meaning set forth in Section 2.05.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Seller" means a Stockholder who elects to sell Common Stock in the Repurchase Transaction.

     "Common Stock" means the common stock of the Company.

     "Common Stock Repurchase Price" has the meaning set forth in Section
2.03(b).

     "Common Stock Value" has the meaning set forth in Section 2.03(a).

     "Continuing Stockholder" means a Stockholder who elects to remain a stockholder of the Company after the Closing and to participate in the Exchange Transaction.

     "Debt Amount" has the meaning set forth in Section 2.03(a).

     "Draft Balance Sheet" has the meaning set forth in Section 2.06(a).

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement bonus, incentive, separation or severance plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Employee Welfare Benefit Plan as defined in ERISA (S)3(1), or (e) any material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).

     "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations, and ordinances, all other legal requirements, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity which is treated as a single employer with Company or Subsidiary for purposes of Code (S)414.

     "Escrow Account" means the account established pursuant to the Escrow Agreement.

     "Escrow Agreement" means the Escrow Agreement in the form of Exhibit B.

     "Escrow Amount" means Five Million Dollars ($5,000,000).

     "Escrow Cash Amount" means an amount equal to the Escrow Amount less the Escrow Stock Value.

     "Escrow Common Shares" means a number of shares of Common Stock to be deposited into the Escrow Account, such number to be equal to the Escrow Common Value divided by the Estimated Common Stock Repurchase Price.

     "Escrow Preferred Shares" means a number of shares of New Preferred Stock to be deposited into the Escrow Account, such number to be equal to the Escrow Preferred Value divided by the liquidation value of the New Preferred Stock ($1,000).

     "Escrow Common Value" means the Escrow Stock Value less the Escrow Preferred Value.

     Escrow Prefer red Value" means the Escrow Stock Value multiplied by a fraction, the numerator of which is the New Preferred Equity and the denominator of which is the sum of the New Common Equity and the New Preferred Equity.

     "Escrow Shares" means the Escrow Common Shares and/or the Escrow Preferred Shares.

     "Escrow Stock Value" means an amount equal to the Escrow Amount multiplied by a fraction, (a) the numerator of which is (i) the total number of all shares of Common Stock and shares underlying Option Rights held by the Continuing Stockholders immediately prior to Closing, less (ii) the total number of Repurchased Common Shares held by Continuing Stockholders immediately prior to Closing, and less (iii) the total number of shares underlying all Option Rights repurchased from Continuing Stockholders; and (b) the denominator of which is the total number of shares of Common Stock and shares underlying Option Rights held by all Stockholders immediately prior to Closing.

     "Estimated Closing Balance Sheet" has the meaning set forth in Section 9.01(a)(ii).

     "Estimated Common Stock Repurchase Price" means an amount equal to equal to
(a) the sum of the Estimated Common Stock Value and the aggregate exercise price of all Repurchased Option Rights and all Option Rights surrendered in the Exchange Transaction, divided by (b) the sum of (i) the total number of shares of Common Stock held by all Stockholders immediately prior to the Closing and
(ii) the total number of shares of Common Stock issuable upon exercise of all outstanding Option Rights immediately prior to the Closing.

     "Estimated Common Stock Value" shall be One Hundred Forty-Seven Million Five Hundred Thousand Dollars ($147,500,000), adjusted as follows: (I) plus or minus as the case may be, the Adjustment Amount, (II) minus the aggregate Preferred Stock Repurchase Price paid to all Preferred Sellers, (III) minus the Escrow Amount, (IV) plus or minus, as the case may be, the Working Capital Adjustment, estimated as of the Closing Date by reference to the Estimated Closing Balance Sheet, and (V) minus amounts that would be paid to Continuing Stockholders if the shares of Old Preferred Stock held by such persons were subject to the Repurchase Transaction.

     "Estimated Option Repurchase Price" means the aggregate amount paid at Closing to all Option Sellers pursuant to the following calculation: each Option Seller shall receive an amount equal to the Estimated Common Stock Repurchase Price multiplied by the total number of shares of Common Stock issuable upon exercise of the Repurchased Option Rights sold by such Option Seller, less the aggregate exercise price that would have been paid by such Option Seller upon the exercise of all of his or her Repurchased Option Rights.

     "Exchange Transaction" has the meaning set forth in Section 2.04.

     "Exchange Stock" means the shares of Common Stock, Old Preferred Stock and/or Option Rights to be exchanged by the Continuing Stockholders for Common Stock and/or New

Preferred Stock in the Exchange Transaction, as more particularly designated on the Schedule of Continuing Stockholders.

     "Fair Market Value" shall have the meaning set forth in the Stockholders Agreement.

     "Final Closing Balance Sheet" has the meaning set forth in Section 2.06.

     "Financial Statements" has the meaning set forth in Section 3.10.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Agency" has the meaning set forth in Section 3.06.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Investment Transaction" has the meaning set forth in Section 2.02.

     "Joint Venture" means Alloway Industries, L.L.C., a Delaware limited liability company.

     "Joint Venture Agreements" means (a) that certain Operating Agreement by and between Subsidiary and Deere & Company dated July 1, 1996; (b) that certain Contract Manufacturing Agreement between the Joint Venture and Subsidiary dated July 1, 1996; and (c) that certain Indenture of Lease between the Joint Venture and the Subsidiary dated July 1, 1996.

     "Knowledge," or other variations of such term, means (a) as to Company, the actual knowledge of Thomas J. Laird, David S. Crider, or Michael Carney, in any case without any independent investigation, and (b) as to Purchaser, the actual knowledge of Paul R. Wood, Thomas Reusche or Timothy Hurd, in any case without any independent investigation; provided, however, that Purchaser shall be deemed to have Knowledge of any matter disclosed to Purchaser in writing in this Agreement or the Schedules attached hereto.

     "Leased Real Property" means all real property, including all buildings, fixtures and other improvements located therein, and all interests therein held by Company or Subsidiary pursuant to any leasehold, subleasehold, license, concession or other similar real property interest.

     "Leases" has the meaning set forth in Section 4.05(b).

     "Liabilities" means and includes any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

     "Liens" has the meaning set forth in Section 4.04.

     "Material Adverse Effect" means a material adverse effect on the business, operations or financial condition (calculated on a consolidated basis) of Company and Subsidiary, taken as a whole.

     "Most Recent Financial Statements" has the meaning set forth in Section
4.01.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4.01.

     "New Common Equity" means Nine Million Dollars ($9,000,000).

     "New Equity Amount" means an amount equal to the New Common Equity plus the New Preferred Equity less the Escrow Stock Value.

     "New Preferred Equity" means Twenty-Five Million Two Hundred Fifty Thousand Dollars ($25,250,000).

     "New Preferred Stock" means the class of preferred stock of the Company to be created by the filing of the Amended Certificate.

     "New Surveys" has the meaning set forth in Section 8.09.

     "Old Preferred Stock" means the class of preferred stock held by the Continuing Stockholders prior to the Exchange Transaction.

     "Old Surveys" has the meaning set forth in Section 8.09.

     "Option Repurchase Price" has the meaning set forth in Section 2.03(c).

     "Option Rights" means all contractual rights, including the rights to purchase Common Stock, provided in connection with the options described on
Schedule 3.05(a).

     "Option Sellers" means those Stockholders holding Option Rights who have elected to sell such rights to the Company as designated on the Schedule of Sellers.

     "Ordinary Course of Business" means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency).

     "Owned Real Property" means the land legally described in Schedule 4.05(a), together with all buildings, fixtures and other improvements located thereon, and all easements, rights of way, tenements, hereditaments, appurtenances, privileges and other rights with respect thereto owned by Company or Subsidiary.

     "Party" has the meaning set forth in the preamble.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means, with respect to the Owned Real Property: (a) general real estate taxes and assessments except to the extent that such taxes or assessments are past due, (b) mechanics, carriers, workers, repairers and similar statutory liens arising in the Ordinary Course of Business which would not have a Material Adverse Effect, (c) zoning and other laws which are not violated by current use and operation thereof, except to the extent that such violation would not have a Material Adverse Effect, and (d) easements, covenants, conditions, restrictions, encroachments, and other similar matters of record affecting title which would not, in the aggregate, have a Material Adverse Effect.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Preferred Seller" means a Stockholder who elects to sell Preferred Stock in the Repurchase Transaction.

     "Preferred Stock Repurchase Price" has the meaning set forth in Section 2.03(d).

     "Purchaser" has the meaning set forth in the Preamble.

     "Releases" means the documents entitled General Release, Waiver and Covenant Not to Sue in the form of Exhibits C-1 and C-2.

     "Reportable Event" has the meaning set forth in ERISA (S)4043.

     "Repurchase Transaction" has the meaning set forth in Section 2.03.

     "Repurchased Common Shares" has the meaning set forth in Section 2.01(c).

     "Repurchased Option Rights" has the meaning set forth in Section 2.01(c).

     "Repurchased Preferred Shares" has the meaning set forth in Section
2.01(c).

     "Repurchased Shares" has the meaning set forth in Section 2.01(c).

     "Schedule of Continuing Stockholders" means the schedule delivered pursuant to Section 9.01(a)(iii).

     "Schedule of Purchasers" means the schedule delivered pursuant to Section 9.01(b).

     "Schedule of Sellers" means the schedule delivered pursuant to Section 9.01(a)(iv).

     "Seller" means a Common Seller, a Preferred Seller and/or an Option Seller, without regard to class.

     "Seller Party" means, collectively, the Sellers and the Sellers' Representative.

     "Sellers' Representative" has the meaning set forth in the Preamble.

     "Special Dividends" has the meaning set forth in Section 4.2(A)(2)(b), Article FOURTH of the Certificate of Incorporation of Company, as amended.

     "Stockholders" has the meaning set forth in the Preamble.

     "Stockholders Agreement" has the meaning set forth in Section 10.01(e).

     "Subsidiary" means WEC Company, a Delaware corporation.

     "Tax" means any federal, state, local, foreign or other income, profits, sales or use, transfer, excise, utility, real or personal property, payroll, wage or other withholdings estimated and other taxes of any kind whatsoever (including any interest, penalty, or addition thereto), whether disputed or not; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group or being included (or required to be included) in any Tax Return relating thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

     "Title Commitments" has the meaning set forth in Section 8.08.

     "Title Company" has the meaning set forth in Section 8.08.

     "Title Policies" has the meaning set forth in Section 9.05(a).

     "Trade Rights" means and includes (i) all trademark rights, business identifiers, trade dress, service marks, trade names, brand names and internet domain names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications and all international proprietary rights associated therewith; (iv) all computer software; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, confidential information, shop and royalty rights and all other types of intellectual property; and (vi) all claims for infringement or misappropriation of the foregoing.

     "Transactions" means the Investment Transaction, the Repurchase Transaction and the Exchange Transaction.

     "Transaction Agreements" means this Agreement, the Escrow Agreement, the Releases and the Stockholders Agreement.

     "Updated Surveys" has the meaning set forth in Section 8.09.

     "Warrant" means the Contingent Stock Purchase Warrant to be issued by Company to Code, Hennessy & Simmons, L.L.C., as Trustee for the Stockholders, in the form of Exhibit D hereto.

     "Working Capital" means Company's net working capital calculated in accordance with the Accounting Principles.

     "Working Capital Adjustment" means the adjustment to the Common Stock Value which is that amount, whether positive or negative, equal to the difference between Company's Working Capital as of the Closing Date and Thirty-Five Million Dollars ($35,000,000).

     2.   Recapitalization.

          2.01 Authorization.
               -------------

               (a) The Company shall, and the Stockholders shall cause the Company to, authorize the filing under the laws of the State of Delaware of an amended and restated certificate of incorporation of the company in the form of Exhibit E attached hereto (as so amended and restated, the "Amended Certificate"). The Amended Certificate shall be duly filed by the Company on or prior to the Closing Date and shall be in full force and effect under the laws of the State of Delaware as of the Closing.

               (b) The Company shall, and the Stockholders shall cause the Company to, authorize the issuance and sale to the Purchaser, in consideration of the New Equity Amount (i) a number of shares of Common Stock equal to (A) the New Common Equity less the Escrow Common Value, divided by (B) the Estimated Common Stock Repurchase Price; and
          (ii) a number of shares of New Preferred Stock equal to (A) the New Preferred Equity less the Escrow Preferred Value, divided by (B) the liquidation value of the New Preferred Stock ($1,000). The Company also shall, and the Stockholders shall cause the Company to, authorize the issuance to the Continuing Stockholders of the Escrow Shares.

               (c) The Company shall authorize the repurchase (i) from the Sellers, such number of shares of the Company's Common Stock (the "Repurchased Common Shares") and Old Preferred Stock (the "Repurchased Preferred Shares") as and to the extent set forth on the Schedule of Sellers, and (ii) from the Option Sellers, the Option Rights (the "Repurchased Option Rights") as and to the extent set forth on the Schedule of Sellers. The Repurchased Common Shares, the Repurchased Preferred Shares and the Repurchased Option Rights are herein collectively referred to as the "Repurchased Shares."

               (d) The Company shall authorize the issuance to each Continuing Stockholder of shares of Common Stock and/or New Preferred Stock in exchange for the Exchange Stock held by such Continuing Stockholder.

          2.02 Investment Transaction. On the basis of the representations,
               ----------------------
warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 10 below and the consummation of the Repurchase Transaction and Exchange Transaction, Purchaser and the Company agree to and shall consummate, and the Sellers and Continuing Stockholders shall cause the Company to consummate, at the Closing, the following transaction (the "Investment Transaction"): the Company shall sell to Purchaser, and Purchaser shall purchase from the Company, the number of shares of Common Stock and New Preferred Stock set forth in Section 2.01(b), upon payment of immediately available funds to the Company of the New Equity Amount. Purchaser shall be entitled, at its option, to allow certain employees of Subsidiary to participate in the Investment Transaction, as and to the extent identified on the Schedule of Purchasers.

          2.03 Repurchase Transaction. On the basis of the representations,
               ----------------------
warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 9 below and the consummation of the Investment Transaction and Exchange Transaction, the Company and each of the Sellers agrees to and shall consummate, at the Closing, the following transaction (the "Repurchase Transaction"): the Company shall repurchase from each Seller that number of Repurchased Shares set forth opposite such Seller's name on the Schedule of Sellers, in consideration for the payment to such Seller of the Common Stock Repurchase Price, the Option Repurchase Price and/or the Preferred Stock Repurchase Price, as applicable, multiplied by the number of Repurchased Common Shares, Repurchased Option Shares and Repurchased Preferred Shares set forth opposite such Seller's name on the Schedule of Sellers.

                    (a) For purposes of calculating the Common Stock Repurchase Price, the Common Stock Value shall be an amount equal to One Hundred Forty-Seven Million Five Hundred Thousand Dollars ($147,500,000), adjusted as follows: (i) plus the cash and marketable securities held by the Company on the Closing Date (collectively the "Cash Amount");
          (ii) minus indebtedness (including all amounts outstanding under the Acquisition Notes and Non-Competes, whether or not contested by the Company), guarantees of indebtedness, capitalized lease obligations, related party obligations and Taxes accrued (if positive), all as of the Closing Date, including any interest, penalties or premiums accrued thereon (collectively the "Debt Amount") (the amount, whether positive or negative, derived by subtracting the Debt Amount from the Cash Amount is herein the "Adjustment Amount"); (iii) minus the aggregate Preferred Stock Repurchase Price (as defined below) paid to all Preferred Sellers; (iv) minus any disbursements to Purchaser or the Company pursuant to the Escrow Agreement (with disbursements of Escrow Shares valued as provided in the Escrow Agreement); (v) plus or minus, as the case may be, the Working Capital Adjustment; and (vi) minus amounts that would be paid to Continuing Stockholders if the shares of Old Preferred Stock held by such persons were subject to the Repurchase Transaction.

                    (b) The purchase price for each Repurchased Common Share (the "Common Stock Repurchase Price") will be equal to (i) the sum of the Common Stock Value and the aggregate exercise price of all Repurchased Option Rights and all Option Rights surrendered in the Exchange Transaction, divided by (ii) the sum of (A) the total number of shares of Common Stock held by all Stockholders immediately prior to the Closing and (B) the total number of shares of Common Stock issuable upon exercise of all outstanding Option Rights immediately prior to the Closing.

                    (c) The purchase price for any Repurchased Option Rights (the "Option Repurchase Price") shall be equal to (i) the Common Stock Repurchase Price, multiplied by (ii) the total number of shares of Common Stock issuable upon exercise of the Repurchased Option Rights sold by an Option Seller, less (iii) the aggregate exercise price that would have been paid by such Option Seller upon the exercise of all of his or her Repurchased Option Rights.

                    (d) The purchase price for each Repurchased Preferred Share (the "Preferred Stock Repurchase Price") shall be equal to $1,000 plus all Special Dividends accrued but unpaid on such Old Preferred Stock at the Closing Date.

          2.04 Exchange Transaction. On the basis of the representations,
               --------------------
warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 10 below and the consummation of the Investment Transaction and Repurchase Transaction, the Company and each of the Continuing Stockholders agrees to and shall consummate, at the Closing, the following transaction (the "Exchange Transaction"): the Company shall issue to each Continuing Stockholder the shares of Common Stock and/or New Preferred Stock indicated opposite such Stockholder's name in the Schedule of Continuing Stockholders in exchange for the Exchange Stock set forth opposite such Stockholders' name on such Schedule. The aggregate number of shares of Exchange Stock that must be surrendered by any Continuing Stockholder for exchange shall, when multiplied by the Estimated Common Stock Repurchase Price (in the case of Common Stock being surrendered), the Estimated Option Repurchase Price (in the case of Option Rights being surrendered) and/or the Preferred Stock Repurchase Price (in the case of Old Preferred Stock being surrendered), equal the sum of (a) the aggregate liquidation value of the New Preferred Stock being received by such Continuing Stockholder, and (b) the aggregate number of shares of Common Stock being received by such Continuing Stockholder in the Exchange Transaction, multiplied by the Estimated Common Stock Repurchase Price.

          2.05 Closing. The closing of each of the Investment Transaction, the
               -------
Repurchase Transaction and the Exchange Transaction (the "Closing") shall take place at the offices of Foley & Lardner, One IBM Plaza, 33/rd/ Floor, Chicago, Illinois, or at such other place as may be mutually agreeable to the Parties, commencing at 9:00 a.m., Chicago time, on August 7, 1998, or, if any of the conditions to Closing set forth in Section 10 below have not been satisfied or waived by the Party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the "Closing Date"). This Agreement may be terminated immediately on notice given by Purchaser or Sellers' Representative if the Closing has not occurred on or before August 31, 1998, provided that the terminating Party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date. Termination of this Agreement pursuant to the foregoing sentence shall not in any way terminate or limit the rights and remedies of any Party against any other Party which has violated, breached or failed to satisfy any of the representations, warranties, covenants or other provisions of this Agreement prior to termination hereof. The Investment Transaction, the Repurchase Transaction and the Exchange Transaction shall each constitute a separate transaction hereunder.

               (a) At the Closing, the Parties shall consummate the Investment Transaction, the Repurchase Transaction and the Exchange Transaction by means of the following transfers of funds and securities:

                   (i) Purchaser shall deliver to the Company the New Equity Amount by wire transfer of immediately available funds to an account designated by the Company.

                   (ii) The Company shall deliver to Purchaser stock certificates evidencing the number of shares of Common Stock and New Preferred Stock set forth in Section 2.01(b).

                   (iii) The Company shall pay, by wire transfer of immediately available funds, to an account designated by the Sellers' Representative (A) for the benefit of the Preferred Sellers, the aggregate Preferred Stock Repurchase Price to be paid to all Preferred Sellers, (B) for the benefit of the Common Sellers, the aggregate Estimated Common Stock Repurchase Price to be paid to all Common Sellers, and (C) for the benefit of the Option Sellers, the aggregate Estimated Option Repurchase Price to be paid to all Option Sellers.

                   (iv) The Sellers' Representative shall distribute the funds received so that: (A) each Common Seller receives an amount equal to the Estimated Common Stock Repurchase Price multiplied by the number of Repurchased Common Shares sold by such Common Seller;
               (B) each Option Seller receives his or her appropriate portion (calculated by reference to the Option Rights sold by such Option Seller) of the Estimated Option Repurchase Price; and (C) each Preferred Seller receives the Preferred Stock Repurchase Price multiplied by the number of Repurchased Preferred Shares sold by such Preferred Seller; provided, however, that the Sellers' Representative may withhold such portion of the funds received as he shall deem reasonably necessary to meet the post-Closing obligations of the Sellers under this Agreement.

                    (v) The Company shall pay the Escrow Cash Amount, by wire transfer of immediately available funds, to the Escrow Account, and shall deposit stock certificates representing the Escrow Shares into the Escrow Account. Unless and until disbursed to Company or Purchaser as provided by the Escrow Agreement, the Escrow Cash Amount shall be deemed the property of the Sellers and the Escrow Shares shall be deemed the property of the Continuing Stockholders.

                    (vi) Upon payment of the amounts required to be paid to the Sellers pursuant to this Section 2.05(a), each Common Seller or Preferred Seller shall deliver to the Company the stock certificates evidencing the Repurchased Shares held by such Seller, duly endorsed in blank or accompanied by duly executed stock powers, and each Option Seller shall deliver to the Company evidence of termination of the Option Rights.

                    (vii) Each Continuing Stockholder will exchange the number of shares of Exchange Stock indicated opposite his or her name in the Schedule of Continuing Stockholders for the number of shares of Common Stock and/or New Preferred Stock indicated opposite his name in said Schedule, and will deliver to the Company any stock certificates evidencing Common Stock and any option contracts evidencing Option Rights which are not subject to the Exchange Transaction or the Repurchase Transaction. The Company shall deliver to each such Continuing Stockholder a new stock certificate or certificates representing any shares of Common Stock owned by such Continuing Stockholder after the Closing, and new option contracts evidencing any Option Rights remaining outstanding after the Closing; provided, however, that without Purchaser's approval, no such Option Rights shall remain outstanding after the Closing.

                    (viii) Purchaser shall cause that portion of the Debt Amount owed to the lenders listed on Schedule 2.05(a)(viii) to be paid to such lenders, respectively, by wire transfer of immediately available funds and otherwise in accordance with the instructions contained in the pay-off letters delivered pursuant to Section 9.02(l).

               (b) On or before the fifth business day following the final determination of the Final Closing Balance Sheet (the "Adjustment Payment

          Date"), either (i) the Stockholders shall pay to the Company the amount, if any, by which the Estimated Common Stock Value exceeds the Common Stock Value (calculated as if the full amount of the Escrow Amount were to be paid to Purchaser), as determined based upon the Final Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the Adjustment Payment Date at a rate per annum equal to the prime rate as published in the Wall Street Journal (Midwest edition) on the Closing Date, or (ii) the Company shall pay to the Seller's Representative, for the benefit of the Stockholders, the amount, if any, by which the Common Stock Value (calculated as if the full amount of the Escrow Amount were to be paid to Purchaser), as determined based upon the Final Closing Balance Sheet, exceeds the Estimated Common Stock Value, together with interest on the amount being paid from the Closing Date to the Adjustment Payment Date at a rate per annum equal to the prime rate as published in the Wall Street Journal (Midwest Edition) on the Closing Date.

               (c) All payments required to be made under Section 2.05(b) shall be made as follows: (i) if payment is to be made by the Company to the Stockholders, it shall be made on the Adjustment Payment Date by wire transfer of immediately available funds to the account designated by the Sellers' Representative, or (ii) if payment is to be made by the Stockholders to the Company, (A) the Sellers' proportionate share of such payment shall be made on the Adjustment Payment Date by wire transfer of immediately available funds to the account designated by the Company, and (B) each of the Continuing Stockholders shall pay his or her proportionate share of such payment (I) if such person is also a Seller, by wire transfer to the account designated by the Company to the extent that such person has any Repurchase Transaction proceeds remaining after the payment contemplated by clause (A), and/or (II) to the extent the full amount of required payment cannot be made by the method described in clause (B)(I), by personal check or, at such Continuing Stockholders' option, by execution and delivery to the Company of a promissory note dated as of the Adjustment Payment Date and having a one year term, payable to the Company and bearing interest at a rate of eight percent (8%) per annum.

          2.06 Final Closing Balance Sheet. The final balance sheet of Company
               ---------------------------
(the "Final Closing Balance Sheet"), prepared as of the Closing Date, shall be prepared as follows:

               (a) Within thirty (30) days after the Closing Date, the Sellers' Representative shall deliver to Purchaser a balance sheet of Company as of the Closing Date, prepared in accordance with the books and records of Company, on a basis consistent with GAAP and in accordance with the Accounting Principles, and fairly presenting the financial position of Company as of the Closing Date (the "Draft Balance Sheet"). The Draft Balance Sheet shall be accompanied by a report signed by the Sellers' Representative (i) setting forth a statement of Working Capital prepared in accordance with the Accounting Principles and the resulting amount of the Working Capital Adjustment, (ii) stating that the Draft Balance Sheet has been prepared in accordance with GAAP, on a basis consistent with the accounting principles theretofore followed by Company, and (iii) setting forth the amount of any adjustment to the Common Stock Value and by whom such adjustment shall be paid pursuant to Section 2.05. Company management shall be made reasonably available to the Sellers' Representative in connection with the preparation of the Draft Balance Sheet.

               (b) Within thirty (30) days following the delivery of the Draft Balance Sheet, Purchaser may object to the statement of Working Capital and the resulting amount of the Working Capital Adjustment. Any such objection shall be made in writing, shall state Purchaser's determination of the amount of the Working Capital Adjustment, and shall be signed by Purchaser. If Purchaser does not object within the thirty-day period, the Draft Balance Sheet shall become the Final Closing Balance Sheet.

               (c) In the event of a dispute or disagreement relating to the Statement of Working Capital and the resulting amount of the Working Capital Adjustment which Purchaser and the Sellers' Representative are unable to resolve, the Parties will jointly retain KPMG Peat Marwick (the "Third Accounting Firm") to resolve all such disputes or disagreements. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Draft Balance Sheet to it and, in any case, as soon as practicable after such submission, and Purchaser and Sellers' Representative will cooperate with the Third Accounting Firm during its engagement. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Closing Date, which shall be the Final Closing Balance Sheet, and the calculation of the Working Capital Adjustment, which shall be final and binding for purposes of this Section 2. The Third Accounting Firm will consider only those items with respect to the statement of Working Capital set forth in the Purchaser's objection notice which Purchaser and Sellers' Representative are unable to resolve, and the Third Accounting Firm will base its determination solely on the Accounting Principles and the definition of Working Capital provided in this Agreement. The determination of the Third Accounting Firm will be conclusive and binding on all Parties and shall be enforceable pursuant to the terms of the Illinois Uniform Arbitration Act. The fees, costs and expenses of the Third Accounting Firm shall be borne by the Stockholders, on the one hand, and Purchaser, on the other hand, based on the percentages which the portion of the contested amount not awarded to such party bears to the total contested amount.

     3. Representations and Warranties of Company. Company represents and warrants to Purchaser that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          3.01 Organization, Qualification, and Corporate Power. Each of Company
               ------------------------------------------------
and Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, and to carry on the Business. The Joint Venture is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, and to perform its obligations under the Joint Venture Agreements. Except for the Joint Venture, neither the Company nor the Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association.

          3.02 Good Standing. Each of Company, Subsidiary and the Joint Venture
               -------------
is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not individually or in the aggregate have a Material Adverse Effect. Schedule 3.02 sets forth the states in which Company and Subsidiary are licensed or qualified to do business.

          3.03 Enforceability. Each of the Transaction Agreements constitutes
               --------------
the valid and legally binding obligation of Company enforceable in accordance with its terms and conditions.

          3.04 Capitalization of Company.
               -------------------------

               (a) Prior to the filing of the Amended Certificate, the entire authorized capital stock of Company consists of 15,000,000 shares of common stock, $0.01 par value per share, of which 3,824,375 shares are currently issued and outstanding (including 5,875 shares held in treasury), and 6,000 shares of preferred stock, $0.01 par value per share, all of which are currently issued and outstanding (including
          39.70 shares held in treasury). Except as disclosed in Schedule 3.04, all of the issued and outstanding shares of common stock and of preferred stock issued prior to the filing of the Amended Certificate have been and are duly authorized, validly issued, fully paid, and nonassessable and are held of record by the Persons set forth in
          Schedule 3.04.

               (b) Upon the filing of the Amended Certificate, the authorized capital stock of Company will consist of the classes and the number of authorized shares of stock described in the Amended Certificate. The Common Stock and the New Preferred Stock to be issued to Purchaser will, when payment has been made by Purchaser in accordance with the terms of the Investment Transaction, constitute duly authorized, validly issued, fully paid, and nonassessable shares of stock.

          3.05 Obligations with Respect to Capital Stock. Except as disclosed
               -----------------------------------------
in Schedule 3.05, none of Company, Subsidiary or the Joint Venture have outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require such entity to issue, sell, or otherwise cause to become outstanding any of its capital stock or membership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company or Subsidiary. Except as disclosed on Schedule 3.05, (a) the Company is not a party to any agreement with respect to the capital stock of Company or Subsidiary, (b) to the Company's Knowledge, there are no agreements among stockholders or voting trusts, proxies or other agreements with respect to the capital stock of Company or Subsidiary, and (c) the Joint Venture Agreements represent the sole agreements between the members of the Joint Venture.

          3.06 Noncontravention. Except as disclosed in Schedule 3.06, neither
               ----------------
the execution nor the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company, Subsidiary or the Joint Venture is subject, (b) violate any provision of the certificate of incorporation or by-laws of Company or Subsidiary or the certificate of formation or operating agreement of the Joint Venture, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company, Subsidiary (or, to the Company's Knowledge, the Joint Venture) is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Liens upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or imposition of Liens would not individually or in the aggregate have a Material Adverse Effect or impair the Parties' ability to consummate the transactions contemplated by the Transaction Agreements. Without limiting the foregoing, except as disclosed in Schedule 3.06, neither the execution nor the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby will conflict with, result in a breach of, constitute a default under, result in the acceleration of or create a right to accelerate, terminate, modify, cancel or require any notice under the Acquisition Notes and Non-Competes. None of Company, Subsidiary or the Joint Venture is required to submit any notice, report or other filing to any governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") in connection with the execution or delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby, except for filings under applicable requirements of the HSR Act or as set forth in Schedule 3.06 or where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not individually or in the aggregate have a Material Adverse Effect or impair the Parties' ability to consummate the transactions contemplated by the Transaction Agreements.

          3.07 Subsidiary. The Certificate of Incorporation of Subsidiary
               ----------
authorizes 1,000 shares of Common Stock of which 900 shares are issued, outstanding and owned of record and beneficially by Company, and, except as disclosed on Schedule 3.07, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. All of the issued and outstanding shares of capital stock of Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable.

          3.08 Joint Venture. Except as disclosed on Schedule 3.08, Subsidiary
               -------------
owns of record and beneficially fifty percent (50%) of the membership interests in the Joint Venture, free and clear of any restrictions on transfer (other than those set forth in the operating agreement of the Joint Venture), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

          3.09 Tax Matters.
               -----------

               (a) Company and Subsidiary have filed all Tax Returns that each was required to file and all such Tax Returns were correct and complete in all material respects. Company and Subsidiary have paid all Taxes due and owing (whether or not such Taxes are required to be shown on a Tax Return).

               (b) Neither Company nor Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency.

               (c) Neither Company nor Subsidiary is a party to any Tax allocation or sharing agreement.

               (d) Neither Company nor Subsidiary has been a member of an Affiliated Group (other than an Affiliated Group of which Company is the common parent) filing a consolidated, combined or unitary Tax Return.

               (e) The accrual for Taxes on the Most Recent Financial Statements would be adequate to pay all Tax liabilities of Company and Subsidiary if their current tax year were treated as ending on the date of the Most Recent Fiscal Month End (excluding any amount recorded which is attributable solely to timing differences between book and Tax income and that is expected to be payable in a subsequent year), and since the Most Recent Fiscal Month End neither Company nor Subsidiary has incurred any liability for Taxes other than in the Ordinary Course of Business.

               (f)  Except as disclosed on Schedule 3.09:

                    (i) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Company or Subsidiary, and there is no action, suit, taxing authority proceeding, examination or audit now in progress, pending, or, to Company's or Subsidiary's knowledge, threatened against or with respect to the Taxes of Company or Subsidiary;

                    (ii) There are no Liens for Taxes upon the assets of Company or Subsidiary, except Liens for Taxes not yet due;

                    (iii) Company and Subsidiary have withheld and paid over to the appropriate taxing authority all Taxes which each is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

                    (iv) Neither Company nor Subsidiary are obligated to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any adjustments under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law) attributable to or resulting from a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any closing agreement described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law to the extent the item of income or expense was realized in a taxable period ending on or prior to the Closing Date); (C) any installment sale made prior to the Closing Date; or (D) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax law); and

                    (v) Neither Company nor Subsidiary has made, or has any obligations to make (including, without limitation, with respect to the transactions contemplated hereunder), any payment that could be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

          3.10 Financial Statements. Schedule 3.10 contains (a) the financial
               --------------------
statements of Company prepared on a consolidated basis for the years ended December 31, 1994, December 30, 1995, December 28, 1996 and December 27, 1997, which include the audited balance sheets and related statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years then ended, including notes and schedules contained herein or annexed thereto (collectively "Financial Statements") and (b) the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six (6) months ended June 27, 1998 (the "Most Recent Fiscal Month End") for Company and Subsidiary. Except as disclosed in Schedule 3.10, the Financial Statements and the Most Recent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and, as required by GAAP, present fairly in all material respects the financial condition of Company and Subsidiary as of such dates and the results of operations of Company and Subsidiary for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

     4. Additional Representations and Warranties of Company. Company represents and warrants to Purchaser that, to its Knowledge, the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          4.01 Undisclosed Liabilities. Neither Company nor Subsidiary has any
               -----------------------
Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth in the balance sheet included in the Most Recent Financial Statements,
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, (iii) Liabilities set forth in Schedule 4.01, and
(iv) other Liabilities which would not individually or in the aggregate have a Material Adverse Effect. The Joint Venture does not have any Liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) which, individually or in the aggregate, would have a Material Adverse Effect.

          4.02 Events Subsequent to Most Recent Fiscal Year End. Except as
               ------------------------------------------------
disclosed in Schedule 4.02, since the most recent fiscal year end, no events have occurred, individually or in the aggregate, having a Material Adverse Effect. Without limiting the generality of the foregoing, since December 27, 1997:

               (a) neither the Company nor the Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for commercially reasonable consideration in the Ordinary Course of Business;

               (b) neither the Company nor the Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) (i) involving more than $200,000, (ii) outside the Ordinary Course of Business, or (iii) involving performance over a period of more than one (1) year;

               (c) no party (including the Company or the Subsidiary) has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $50,000 to which the Company or the Subsidiary is a party or by which either of them is bound;

               (d) neither the Company nor the Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 or outside the Ordinary Course of Business;

               (e) neither the Company nor the Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, (i) the Joint Venture, or (ii) any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

               (f) neither the Company nor the Subsidiary has (i) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation or (ii) imposed any Lien (other than a Permitted Lien) upon any of its assets, tangible or intangible;

               (g) neither the Company nor the Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities, or accelerated the payment of accounts receivable, outside the Ordinary Course of Business;

               (h) neither the Company nor the Subsidiary has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

               (i) neither the Company nor the Subsidiary has granted any license or sublicense of any rights under or with respect to any Trade Rights;

               (j) neither the Company nor the Subsidiary has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

               (k) neither the Company nor the Subsidiary has (i) entered into any employment contract or modified the terms of any existing such contract, or (ii) granted any increase in the base compensation of, made any other change in employment terms for, made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

               (l) neither the Company nor the Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (m) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company or the Subsidiary;

               (n) there has not been any material occurrence, event, incident, action, failure to act or transaction with respect to the Joint Venture that would have a Material Adverse Effect; and

               (o) neither the Company nor the Subsidiary has committed to any of the foregoing.

          4.03 Legal Compliance. Except as disclosed in Schedule 4.03, none of
               ----------------
Company, Subsidiary or the Joint Venture have received notice of any violation or alleged violation of, and has not failed to comply with and is not subject to any Liability for past or continuing violation of, any laws, rules, regulations, orders, judgments or decrees. All reports and returns required to be filed by Company, Subsidiary or the Joint Venture with any government entity have been filed, and were accurate and complete when filed, except where the failure to comply would not individually or in the aggregate have a Material Adverse Effect.

          4.04 Personal Property. Except as disclosed in Schedule 4.04, each of
               -----------------
Company and Subsidiary has good and marketable title to, or a valid leasehold interest in, all of the respective tangible personal property and assets used by them, located on their premises, shown in the balance sheet for the Most Recent Fiscal Month End, or acquired thereafter free and clear of all mortgages, liens, securities interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature (collectively, "Liens"), except for property and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Month End.

          4.05 Real Property.
               -------------

               (a) Schedule 4.05(a) lists Owned Real Property, and a true and complete legal description thereof, owned by Company, Subsidiary or the Joint Venture. Except as set forth in Schedule 4.05(a), and except for Permitted Liens and other matters which would not have a Material Adverse Effect:

                    (i) Company, Subsidiary and the Joint Venture have good and marketable title to the Owned Real Property, free and clear of any Liens;

                    (ii) Except as disclosed in Schedule 4.05(b), there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupy of any portion of the Owned Real Property; and

                    (iii) There are no outstanding options, rights of first
               refusal or other agreements to purchase the Owned Real Property, or any portion thereof or interest therein.

                    (iv) None of Company, Subsidiary or the Joint Venture is a party to any agreement to purchase any real property or acquire any interest therein.

               (b) Schedule 4.05(b) lists each of the leases, subleases, licenses or other agreements pursuant to which such Leased Real Property is held by Company, Subsidiary or the Joint Venture (which, together with all amendments, extensions, renewals, guaranties and other documents with respect thereto, are referred to herein individually as a "Lease" and collectively the "Leases"). Company has delivered to Purchaser a true and complete copy of all of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not individually or in the aggregate have a Material Adverse Effect. With respect to each Lease, (i) none of Company, Subsidiary, the Joint Venture, or any other party to the Lease is in default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a default under the Lease; and (ii) none of Company, Subsidiary or the Joint Venture has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

               (c) The Owned Real Property and the Leased Real Property together constitute all of the real property used in the operation of Company and Subsidiary in the Ordinary Course of Business.

               (d) There are no condemnation or other eminent domain proceedings pending or threatened, affecting any of the Owned Real Property or Leased Real Property, or any portion thereof.

          4.06 Intellectual Property.
               ---------------------

               (a) Schedule 4.06 identifies all patented or registered documented Trade Rights and pending patent applications or other applications for registrations of documented Trade Rights owned by Company or Subsidiary. Schedule 4.06 also identifies each license, security interest, agreement or other permission which Company or Subsidiary has obtained from or granted to any third party with respect to Trade Rights.

               (b) The Trade Rights identified on Schedule 4.06 are all of the material documented Trade Rights used in or necessary for the operation of the Business of Company and Subsidiary as currently conducted. Company and Subsidiary also own undocumented Trade Rights including unregistered copyrights, trade marks, trade secrets and confidential information.

               (c) Except as disclosed on Schedule 4.06, Company or Subsidiary owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Trade Rights used in or necessary for the operation of the Business as currently conducted (including, but not limited to the Trade Rights set forth in Schedule 4.06) (collectively, the "Company Trade Rights") free and clear of all Liens, licenses, encumbrances and other restrictions.

               (d) No claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Trade Rights has been made, is currently outstanding or is threatened and the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with, in any material respect, Trade Rights of others.

               (e) Except as disclosed on Schedule 4.06, no loss or expiration of any Trade Right identified on such Schedule is pending or threatened, and no loss or expiration of any other material Company Trade Right or related group of intellectual property rights is pending or threatened.

               (f) The transactions contemplated by this Agreement will not adversely affect the right, title and interest in and to, or the right to use, the Company Trade Rights or the validity and enforceability thereof. Company and Subsidiary have taken all necessary action to maintain and protect such Company Trade Rights and will use commercially reasonable efforts to maintain and protect such Company Trade Rights so as to not adversely affect in any material respect the validity or enforceability thereof. The owners of any Trade Rights licensed to the Company or Subsidiary have taken all necessary and desirable action to maintain and protect the Trade Rights subject to such licenses.

               (g) Except as set forth in Schedule 4.06, no third party currently is infringing, misappropriating or otherwise conflicting with any of the Company Trade Rights.

          4.07 Contracts.
               ---------

               (a)  Real Property Leases. Except as disclosed in Schedule
                    --------------------
          4.05(b), neither Company nor Subsidiary is a party to any written or oral Lease.

               (b)  Personal Property Leases. Except as disclosed in Schedule
                    ------------------------
          4.07(b), neither Company nor Subsidiary has written or oral personal property leases involving consideration in excess of Fifty Thousand Dollars ($50,000) or involving performance over a period of more than one (1) year.

               (c)  Purchase Commitments. Except as disclosed in Schedule
                    --------------------
          4.07(c), neither Company nor Subsidiary has written or oral purchase contracts or commitments except those made in the Ordinary Course of Business. Except as disclosed in Schedule 4.07(c), none of Company, Subsidiary or the Joint Venture has purchase contracts or commitments in excess of Two Hundred Thousand Dollars ($200,000).

               (d)  Sales Commitments. Neither Company nor Subsidiary has
                    -----------------
          written or oral sales contracts or commitments except those made in the Ordinary Course of Business. Except as disclosed in Schedule 4.07(d), neither Company nor Subsidiary has sales contracts or commitments in excess of Two Hundred Thousand Dollars ($200,000).

               (e)  Loan Agreements. Except as disclosed in Schedule 4.07(e),
                    ---------------
          neither Company nor Subsidiary is obligated under any written or oral loan agreement, promissory note, letter of credit, capitalized lease obligation, or other evidence of indebtedness as a signatory, guarantor or otherwise.

               (f)  Guarantees. Except as disclosed in Schedule 4.07(f), neither
                    ----------
          Company nor Subsidiary has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

               (g)  Contracts Subject to Renegotiation. Neither Company nor
                    ----------------------------------
          Subsidiary is a party to any written or oral contract with any governmental body which is subject to renegotiation.

               (h)  Other Agreements. Except as disclosed in Schedule 4.07(h),
                    ----------------
          neither Company nor Subsidiary is a party to any written or oral (i) partnership or joint venture agreements, (ii) non-compete and confidentiality agreement, (iii) employment, severance, stock option/purchase, profit sharing and deferred compensation agreements, or (iv) agreement for the acquisition or disposition of any business or material assets (whether structured as a merger, consolidation, purchase or exchange of stock or sale of assets) entered into within the last five (5) years.

               (i)  Powers of Attorney. Except as specifically disclosed in
                    ------------------
          Schedule 4.07(i), there are no written or oral outstanding powers of attorney executed on behalf of Company or Subsidiary. Company has made available for review by Purchaser a correct and complete copy of each written agreement listed in

          Schedule 4.07. Except as set forth in Schedule 4.07, with respect to each such written agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement, except, in the case of clauses (A) through (D) above, where the failure to meet the applicable requirement or condition would not individually or in the aggregate have a Material Adverse Effect.

          4.08 Product Warranty. Schedule 4.08 contains complete copies of
               ----------------
Company's and Subsidiary's standard terms and conditions for sales or lease of products (containing applicable guaranty, warranty and indemnity provisions). Neither the Company nor the Subsidiary has any known liability for replacement or repair of products manufactured or sold by them since January 1, 1996 or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet included in the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary. Except as set forth in Schedule 4.08, no product manufactured, sold, leased or delivered by the Company or the Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease and requirements of applicable law.

          4.09 Product Liability. Schedule 4.09 contains a description of all
               -----------------
product liability claims and similar litigation relating to products manufactured and sold, or services rendered, which are presently pending or threatened, or which have been asserted or commenced against Company, Subsidiary or the Joint Venture within the last two (2) years. Except as disclosed in
Schedule 4.09, none of Company, Subsidiary or the Joint Venture has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Company, Subsidiary or the Joint Venture since January 1, 1996, except for any such Liability which individually or in the aggregate would not have a Material Adverse Effect.

          4.10 Litigation. Except as specifically disclosed in Schedule 4.10,
               ----------
none of Company, Subsidiary or the Joint Venture (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          4.11 Employee Benefit Plans.
               ----------------------

               (a) Schedule 4.11 sets forth each Employee Benefit Plan that Company, Subsidiary or the Joint Venture maintains or to which Company, Subsidiary or the Joint Venture contributes or has any actual or potential liability. No such Employee Benefit Plan is an "employee pension benefit plan" subject to Section 412 of the Code or a "multiemployer plan" as defined in ERISA (S)3(37).

               (b) Each such Employee Benefit Plan and each related trust, insurance contract, or fund complies in form and in operation in all material respects with applicable law, including, without limitation, ERISA and the Code.

               (c) All contributions premiums, payments and reimbursements (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan or accrued on the appropriate balance sheet.

               (d) Each Employee Benefit Plan which is an Employee Pension Benefit Plan and each trust forming a part thereof has received a determination letter from the Internal Revenue Service as to qualification under the Code of such plan and the tax-exempt status of such trust and nothing has occurred since the date of such determination letter that could adversely affect such plan or the tax-exempt status of such trust.

               (e) As of the last day of the most recent prior plan year, the fair market value of assets under each Employee Benefit Plan which is an Employee Pension Benefit Plan equaled or exceeded the present value of liabilities thereunder.

               (f) Company has delivered to Purchaser correct and complete copies of the Employee Benefit Plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the Form 5500 Annual Reports filed for the most recent two (2) years, the two (2) most recent actuarial reports, all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

               (g) With respect to each Employee Benefit Plan that Company, Subsidiary, the Joint Venture or any ERISA Affiliate maintains or has maintained during the past five (5) years or to which any of them contributes, or has been required to contribute during the past five
          (5) years:

                    (i) No material action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending; and

                    (ii) None of Company, Subsidiary or the Joint Venture has
               any actual or potential liability to the PBGC (other than PBGC premium payments), Department of Labor or Internal Revenue Service or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (h) Company, Subsidiary and the Joint Venture have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA.

               (i) Except as disclosed on Schedule 4.11, none of Company, Subsidiary and the Joint Venture have any obligation under any Employee Benefit Plan to provide "welfare-type" benefits with respect to any current or former employees of Company or Subsidiary beyond their retirement or other termination of service.

               (j) None of Company, Subsidiary or the Joint Venture have any liability with respect to any unfunded workers' compensation liabilities, other than liabilities which would not have, individually or in the aggregate, a Material Adverse Effect.

          4.12 Employment Compensation. Schedule 4.12 contains a correct and
               -----------------------
complete list of all current employees to whom Company or Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of One Hundred Twenty-Five Thousand Dollars ($125,000) for services rendered or otherwise, showing all changes in such compensation over the last twelve months. No executive, key employee or group of employees has any plans to terminate employment with the Company or the Subsidiary.

          4.13 Labor Relations. Except as disclosed on Schedule 4.13, within the
               ---------------
last two (2) years, none of Company, Subsidiary or the Joint Venture have experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its Business. Each of Company, Subsidiary and the Joint Venture is in compliance with all applicable laws in all material respects respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There are no collective bargaining agreements covering any of the employees of Company or Subsidiary. No consent of any union (or any similar group or organization) is required in connection with the consummation of the transaction contemplated hereby.

          4.14 Insurance. Set forth in Schedule 4.14 is a complete and accurate
               ---------
list and description of all policies of liability, fire, worker's compensation, health and other forms of insurance (including bonds) presently in effect insuring the properties, assets and operations of the Business, correct copies of which have been made available to Purchaser. Schedule 4.14 includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of Ten Thousand Dollars ($10,000).

          4.15 Necessary Licenses and Permits. Except as set forth on Schedule
               ------------------------------
4.15, each of Company, Subsidiary and the Joint Venture has all material licenses, permits, consents, concessions and whether foreign, federal, state, or local (collectively "Permits"), required to own and lease its properties and assets and to conduct its business as now

          4.16 Environmental, Health, and Safety Matters. Except as set forth on
               ------------------------------------------
Schedule 4.16:

               (a) Each of Company, Subsidiary and the Joint Venture has complied and is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not individually or in the aggregate have a Material Adverse Effect.

               (b) None of Company, Subsidiary or the Joint Venture have received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Company, Subsidiary or the Joint Venture or their facilities arising under Environmental, Health, and Safety Requirements.

               (c) Neither Company nor Subsidiary, nor any of their respective predecessors or affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance or currently or previously owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liabilities or material investigatory, corrective or remedial obligations pursuant to any Environmental, Health and Safety Requirements.

               (d) This Section 4.16 contains the sole and exclusive representations and warranties of Company with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

          4.17 Certain Business Relationships with Company. Except as disclosed
               -------------------------------------------
in Schedule 4.17, no affiliate of Company or Subsidiary has been involved in any material business arrangement or relationship with Company, Subsidiary or the Joint Venture within the past twelve (12) months, and no affiliate of Company or Subsidiary owns any material asset, tangible or intangible, which is used in their businesses.

          4.18 Corporate Documents. Complete and correct copies of the Joint
               -------------------
Venture Agreements and the certificate of incorporation and by-laws, and of all amendments thereto, and of the minute books, stock certificate books and stock record books of Company and Subsidiary have been previously made available for inspection and copying by Purchaser, and no changes in or addition to such documents have been made other than those contemplated by this Agreement in connection with the filing of the Amended Certificate.

          4.19 Brokers' Fees. Except as to the fees which may be payable by the
               -------------
Sellers to Bowles Hollowell Conner & Co., neither Company, Subsidiary, nor any of their stockholders, directors, officers, employees or agents if any, has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

          4.20 Inventory. The inventory of the Company and the Subsidiary
               ---------
consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is usable or saleable in the Ordinary Course of Business within a reasonable time, subject only to the reserve for inventory writedown set forth on the face of the balance sheet included in the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary.

          4.21 Notes and Accounts Receivable. All notes and accounts receivable
               -----------------------------
of the Company and the Subsidiary are reflected properly on their books and records and are valid receivables subject to no setoffs or counterclaims, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary.

          4.22 Tangible Assets. The Company and the Subsidiary own or lease all
               ---------------
buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted. Except as disclosed in
Schedule 4.22, each such tangible asset having a replacement value in excess of $50,000 has been maintained in accordance with the Company's customary practices and is in reasonable operating condition considering its age and prior use.

          4.23 Dealers. Schedule 4.23 lists the fifty (50) largest dealers of
               -------
Company and Subsidiary by dollar volume of sales for the fiscal year ended December 27, 1997 and for the six months ended June 27, 1998, showing sales for each such period to such dealers. No such dealer has terminated or threatened to terminate its relationship with, or significantly decreased or threatened to significantly decrease its purchases from, the Company and Subsidiary. Schedule
4.23 contains copies of all rebate, incentive and other promotional programs offered to dealers of Company and Subsidiary since January 1, 1997.

          4.24 Supplier and Customer Relationships. No supplier of Company or
               -----------------------------------
Subsidiary has terminated or threatened to terminate its relationship with, or significantly decreased or threatened to significantly decrease its sales to or otherwise materially adversely alter the terms on which it does business with, Company and Subsidiary. No customer of Company or Subsidiary has terminated or threatened to terminate its relationship with, or significantly decreased or threatened to significantly decrease its purchases from, or otherwise materially adversely alter the terms on which it does business with, Company and Subsidiary.

          4.25 Joint Venture Relationship. The other member of the Joint
               --------------------------
Venture has not terminated or threatened to terminate its relationship with, or significantly decreased or threatened to significantly decrease its contract manufacturing purchases from, the Joint Venture.

          4.26 Exclusivity of Representations and Warranties. Except as
               ---------------------------------------------
expressly set forth in Section 3, this Section 4 and the Schedules thereto and hereto, Company makes no representation or warranty, express or implied, with respect to itself, Subsidiary, the Joint Venture or their assets, liabilities, operations or prospects.

     5.   Covenant to Sell; Representations and Warranties Concerning Sellers.

     Those Stockholders listed on Schedule 5.00 agree to sell all of their shares of Common Stock, and Old Preferred Stock and Option Rights, if any, in the Repurchase Transaction. Each such Stockholder, and each other Stockholder who elects to be a Seller, represents and warrants to Purchaser, severally and not jointly, that the statements contained in this Section 5 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          5.01 Authorization. Such Seller has full legal capacity, power and
               -------------
authority (including, if the Seller is a corporation or partnership, full corporate or partnership power and authority), to execute and deliver this Agreement and to perform its obligations hereunder. The Transaction Agreements to which such Seller is or will be a party constitute the valid and legally binding obligation of such Seller enforceable in accordance with their respective terms and conditions.

          5.02 Noncontravention. Such Seller is not a party to any other
               ----------------
agreement, contract, lease, license, instrument or other arrangement which would be violated or breached by the Transaction Agreements to which Seller is a party. As to any Seller who is not a natural person, the execution and delivery of the Transaction Agreements to which such Seller is a party and the consummation of the transactions contemplated thereby do not violate any provision of its organizational or operational documents or any other agreements or other documents pursuant to which it is organized or governed.

          5.03 Repurchased Shares. As of the Closing Date such Seller holds of
               ------------------
record and owns beneficially all Repurchased Shares set forth opposite its name on the Schedule of Sellers, free and clear of any restrictions on transfer (except those disclosed on Schedule 3.05 and those imposed by the Securities Act of 1933 and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of the Repurchased Shares (other than this Agreement). Except as set forth in Schedule 3.05, such

Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Repurchased Shares.

          5.04 Broker's Fees. Except as to the fees which may be payable by the
               -------------
Sellers to Bowles Hollowell Conner & Co., neither such Seller nor any of its stockholders, directors, officers, employees or agents, if any, has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

     6.   Representations and Warranties Concerning Continuing Stockholders.

     Each Stockholder who elects to be a Continuing Stockholder represents and warrants to Purchaser, severally and not jointly, that the statements contained in this Section 6 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          6.01 Authorization. Such Continuing Stockholder has full legal
               -------------
capacity, power and authority, to execute and deliver this Agreement and to perform its obligations hereunder. The Transaction Agreements to which such Continuing Stockholder is or will be a party constitute the valid and legally binding obligation of such Continuing Stockholder enforceable in accordance with their respective terms and conditions.

          6.02 Noncontravention. Such Continuing Stockholder is not a party to
               ----------------
any other agreement, contract, lease, license, instrument or other arrangement which would be violated or breached by the Transaction Agreements to which such Continuing Stockholder is a party.

          6.03 Repurchased Shares. As of the Closing Date such Continuing
               ------------------
Stockholder holds of record and owns beneficially all Exchange Shares set forth opposite its name on the Schedule of Continuing Stockholders, free and clear of any restrictions on transfer (except those disclosed on Schedule 3.05 and those imposed by the Securities Act of 1933 and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Continuing Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Continuing Stockholder to sell, transfer, or otherwise dispose of the Exchange Shares (other than this Agreement). Except as set forth in Schedule 3.05, Continuing Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Exchange Shares.

          6.04 Broker's Fees. Except as to the fees which may be payable by the
               -------------
Sellers to Bowles Hollowell Conner & Co., neither such Continuing Stockholder nor any of its agents if any, has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

          6.05 Investment Intent. Continuing Stockholder is acquiring those
               -----------------
securities of the Company referred to in Section 2 above for purposes of investment and not with a view to resale or other distribution thereof.

     7. Representations and Warranties Concerning Purchaser. Purchaser represents and warrants to Company that the statements contained in this Section 7 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

          7.01 Organizational.
               ---------------

               (a)  Organization. Purchaser is a limited partnership duly
                    ------------
          organized, validly existing and in good standing under the laws of the State of Delaware.

               (b)  Partnership Power. Purchaser has all requisite partnership
                    -----------------
          power to enter into the Transaction Agreements and to carry out the transactions contemplated thereby.

          7.02 Authority. The execution and delivery of the Transaction
               ---------
Agreements and the consummation of the transactions contemplated thereby do not violate any provision of the Certificate of Limited Partnership, partnership agreement or any other agreements or other documents pursuant to which Purchaser is organized or governed. No other partnership act or proceeding on the part of Purchaser or its partners is necessary to authorize the Transaction Agreements or the consummation of the transactions contemplated hereby. Each of the Transaction Agreements constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          7.03 Brokers' Fees. Neither Purchaser nor any of its partners,
               -------------
employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation hereof.

          7.04 Investment Intent. Purchaser is acquiring those securities of the
               -----------------
Company referred to in Section 2 above for purposes of investment and not with a view to resale or other distribution thereof.

     8. Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and Closing:

          8.01 General. Each of the Parties will, and the Sellers will cause
               -------
the Company to, use commercially reasonable efforts to take all action and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 10 below).

          8.02 Notices and Consents. Company will, will cause Subsidiary to, and
               --------------------
will use reasonable efforts to cause the Joint Venture to, give any required notices to third parties, and will use commercially reasonable efforts to obtain any third party consents required for consummation of the Transactions contemplated hereby.

          8.03 Operation of Business. Company will, and will cause Subsidiary
               ---------------------
to, operate in the Ordinary Course of Business. Without limiting the foregoing, neither Company nor Subsidiary shall take any of the actions described in
Section 4.02.

          8.04 Purchaser Access; Confidentiality.
               ---------------------------------

               (a) Company will permit, will cause Subsidiary to permit, and will use reasonable efforts to cause the Joint Venture to, Purchaser, Purchaser's financing sources, and the attorneys and accountants retained by Purchaser and its financing sources to have access at reasonable times, with the supervision of Company or its designees, and in a manner so as not to interfere with normal business operations of Company and Subsidiary, to all premises, properties, management personnel, accountants, books, records (including tax records), contracts, and documents of or pertaining to Company and Subsidiary.

               (b) Purchaser will remain subject to the conditions and adhere to the terms of the Confidentiality Agreement dated as of May 7, 1998.

          8.05 HSR Act Filings. To the extent such filings have not been
               ---------------
completed prior to the execution of this Agreement, each Party shall, in cooperation with the other Parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other Parties all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. All Parties agree to use their reasonable best efforts to achieve early termination of the HSR Act waiting period. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereto, each Party shall consult with the other Parties.

          8.06 Exclusivity. None of the Company, the Subsidiary, the Sellers or
               -----------
the Continuing Stockholders will (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets, of the Company or the Subsidiary (including any acquisition structured as a purchase of stock, merger, consolidation or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, enter into any agreement with respect to or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers or the Continuing Stockholders will vote their stock in the Company in favor of any such acquisition structured as a merger, consolidation or share exchange. The Company, the the Sellers and the Continuing Stockholders will notify the Purchaser within forty-eight (48) hours if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.


          8.07  Confidentiality. Each of the Sellers and the Continuing
                ---------------
Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers or the Continuing Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such person will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.07. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers or the Continuing Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such person may disclose the Confidential Information to the tribunal; provided, however, that such disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request and cost of Purchaser an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

          8.08  Title Insurance. Prior to Closing, Company shall exercise
                ---------------
reasonable efforts to obtain and deliver to Purchaser, a commitment for an ALTA Owner's Title Insurance Policy -Form B 1972, where available, or Form 1992 with deletion of the title exception for creditor's rights, for each parcel of Owned Real Property, issued by Chicago Title Insurance Company (the "Title Company"), together with a copy of all underlying title documents referenced therein (the "Title Commitments"). Purchaser shall pay all costs and expenses with respect to the Title Commitments.

          8.09  Surveys. Company, to the extent available, shall deliver to
                -------
Purchaser promptly following the execution of this Agreement a survey for each parcel of Owned Real Property prepared by a licensed surveyor other than the Owned Real Property located in Texas and California (the "Old Surveys"). Between the date hereof and the Closing Date, Company shall exercise reasonable efforts to, at the option of Purchaser, (a) cause the Old Surveys to be updated to a date which is after the date hereof (the "Updated Surveys"), or (b) obtain new surveys prepared by a licensed surveyor acceptable to Purchaser and conforming to 1992 ALTA/ACSM Land Title Surveys Detail Requirements for Urban Land Title Surveys (the "New Surveys"). The Updated Surveys or the New Surveys, as applicable, shall be certified to Purchaser, Purchaser's lender and the Title Company. Company shall also exercise reasonable efforts to correct any condition which exists on the Owned Real Property which correction the Title Company requires as a condition to the removal of any survey exceptions from the Title Policies. Purchaser shall pay all costs with respect to the Updated Surveys and the New Surveys.

          8.10  Title Exceptions and Survey Conditions. Company shall exercise
                --------------------------------------
reasonable efforts to correct or remove any condition which exists on the Owned Real Property or title exception reflected on the Title Commitments which correction the Title Company requires as a condition to the removal of any survey exceptions from the Title Policies or which Purchaser's lender requires as a condition to financing the Transactions; provided, however, that Company shall not be required to undertake any action which would require the payment of money or require construction or demolition on any Owned Real Property.

          8.11  Employee Benefit Plans. To the extent such documents and
                ----------------------
descriptions do not already exist, Company shall use reasonable efforts to (a) commence preparation of written plan documents and summary plan descriptions, as defined in Title I of ERISA, for all Employee Benefit Plans currently in place and currently offered to Subsidiary's employees located in Sandy, Oregon, and,
(b) to the extent summary plan descriptions have not previously been prepared or provided to such employees and their preparation is completed prior to Closing, to provide copies thereof to such persons.

          8.12  Intellectual Property Matters. Company shall make reasonable
                -----------------------------
efforts (a) to encourage the prior owner of the Du-Al trademarks to address the gaps in title for such trademarks described on Schedule 4.06, and (b) to address the transfer recordation issues described in Schedule 4.06 with respect to certain trademarks and patents purchased from Fiatallis North America, Inc.

     9. Closing. At or prior to Closing, each party to this Agreement will take the actions and deliver the documents, consideration or other items described in Sections 2.01 and 2.05(a) in order to effect the Investment Transaction, the Repurchase Transaction and the Exchange Transaction in the manner so described. In addition, the parties agree to deliver the documents set forth in this Section 9.

          9.01  Closing Preparations.  At least three (3) business days prior to
                --------------------
          Closing, Company shall prepare and deliver to Purchaser:

                         (i) a statement of the amount of the Preferred Stock Repurchase Price, calculated as of the Closing Date;

                         (ii) for purposes of determining the Working Capital
               Adjustment and the Estimated Common Stock Value, a balance sheet of Company, estimated as of the Closing Date, prepared in accordance with the Accounting Principles and including a calculation of the Working Capital Adjustment (the "Estimated Closing Balance Sheet"), provided that Purchaser shall have the opportunity to review and comment on the Estimated Closing Balance Sheet;

                         (iii) a schedule detailing which Stockholders have
               elected to be Continuing Stockholders, setting forth the number of shares of Common Stock or New Preferred Stock to be issued to such Continuing Stockholder in the Exchange Transaction;

                         (iv) a schedule detailing which Stockholders have elected to be Common Sellers, Preferred Sellers and Option Sellers, setting forth the number of shares of Common Stock, Old Preferred Stock and Option Rights to be sold by such Sellers in the Repurchase Transaction; and

                         (v) account designations and complete wiring instructions for each account to which payments are to be made.

               (b) At least three (3) business days prior to Closing, Purchaser and Company shall agree upon a schedule detailing any employees of the Subsidiary who have elected to participate in the Investment Transaction, and the number of shares of Common Stock and New Preferred Stock to be issued to each such person.

          9.02  Company's Closing Deliveries. At Closing, Company shall deliver
                ----------------------------
to Purchaser the following documents, in each case duly executed or otherwise in proper form:


                (a) Compliance Certificate. A certificate signed by Company's
                    ----------------------
          President, that the representations and warranties made by Company in this Agreement are true and correct on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Purchaser), and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                (b) Opinion of Counsel.  A written opinion of counsel to the
                    ------------------
          Company and the Stockholders, dated as of Closing, addressed to Purchaser, in the form of Exhibit F.

                (c) Escrow Agreement.  The Escrow Agreement.
                    ----------------

                (d) Certified Resolutions. Certified copies of the resolutions
                    ---------------------
          of the Board of Directors and stockholders of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                (e) Charter; By-Laws.  Copies of the by-laws of Company and
                 ----------------
          Subsidiary certified by the secretary of Company and Subsidiary, respectively, and copies of the Certificates of Incorporation of Company and Subsidiary as in existence immediately prior to the filing of the Amended Certificate, certified by the Delaware Secretary of State.

               (f)  Amended Certificate.  Evidence of the filing of the Amended
                    -------------------
          Certificate.

               (g)  Subsidiary Shares.  Original share certificates evidencing
                    -----------------
          Company's stock ownership of Subsidiary.

               (h)  Joint Venture Documents.  A copy of (i) the Certificate of
                    -----------------------
          Formation for the Joint Venture, certified by the Delaware Secretary of State; and (ii) the operating agreement for the Joint Venture, together with any amendments thereto, certified as true and correct by the secretary of the Company.

               (i)  Good Standing.  Copies of good standing certificates of
                    -------------
          Company, Subsidiary and the Joint Venture from the Secretary of State (or similar applicable governmental authority) of its state of incorporation and each state where Company and Subsidiary are qualified to do business as a foreign entity

               (j)  Resignations.  Resignations of all officers and directors of
                    ------------
          Company and Subsidiary, except to the extent that Purchaser shall have notified Company prior to Closing that it will not require the resignation of any particular person.

               (k)  Minute Books. The original minute books and stock record
                    ------------
          books of Company and Subsidiary.

               (l)  Payoff Letters and Releases. Payoff letters from those
                    ---------------------------
          lenders listed on Schedule 2.05(a)(viii) and executed releases of any filed Liens in favor of such lenders; provided, however, that payoff letters shall not be required from the holders of any Acquisition Notes and Non-Competes listed on such Schedule.

               (m)  Incumbency Certificate. Incumbency certificates relating to
                    ----------------------
          each person executing any document executed and delivered pursuant to this Agreement.

               (n) Termination of Certain Agreements. Evidence of termination of
                   ---------------------------------
          all agreements referenced on Schedule 9.02(n).

               (o)  Proprietary Information Agreements.  Copies of Subsidiary's
                    ----------------------------------
          standard form Management and Technical Employment Agreement, executed by each of the Continuing Stockholders.

               (p)  Investment Letter. An investment letter signed by each of
                    -----------------
          the Continuing Stockholders certifying whether such person has been provided the opportunity to review certain offering materials and otherwise obtain information in connection with the Exchange Transaction and the investment decision represented by such transaction.

               (q)  Other Documents. All other documents, instruments or
                    ---------------
          writings required to be delivered to Purchaser at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Purchaser may reasonably request.

          9.03  Purchaser's Closing Deliveries. At Closing, Purchaser shall
                ------------------------------
deliver the following, in each case duly executed or otherwise in proper form:

               (a)  Warrant.  The Warrant.
                    -------

               (b)  Compliance Certificate. A certificate signed by the
                    ----------------------
          Purchaser that the representations and warranties made by Purchaser in this Agreement are true and correct on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to by Company and Sellers' Representative), and that Purchaser has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               (c)  Opinion of Counsel. A written opinion of Purchaser counsel,
                    ------------------
          dated as of Closing, addressed to Company and Sellers' Representative, in the form of Exhibit G.

               (d)  Escrow Agreement.  The Escrow Agreement.
                    ----------------

               (e)  Incumbency Certificate. Incumbency certificates relating to
                    ----------------------
          each person executing any document executed and delivered pursuant to this Agreement.

               (f)  Other Documents. All other documents, instruments or
                    ---------------
          writings required to be delivered at or prior to Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

          9.04  Additional Actions To Be Effective Immediately After Closing.
                ------------------------------------------------------------
The Parties shall take, and Purchaser shall cause the Company to take, all actions necessary to cause the following to be effective immediately following the Closing:


               (a) Purchaser, Company and Subsidiary shall execute and deliver to the Stockholders the Release attached hereto as Exhibit C-1.

               (b) The Stockholders shall execute and deliver to Purchaser, Company and Subsidiary the Release attached hereto as Exhibit C-2.

               (c) The Company shall adopt a management equity plan entitling the Continuing Stockholders and certain other employees to acquire an additional three and one-half percent (3.5%) of the Company's common equity on a fully diluted basis immediately after Closing, such plan to be on terms otherwise mutually acceptable to the Company and the Continuing Stockholders.

          9.05  Additional Closing Deliveries. Company shall use its reasonable
                -----------------------------
efforts to deliver the following additional documents at Closing, but failure to deliver such items shall not be deemed a breach of this Agreement by Company or a failure of any condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement:


               (a) Company shall cause the Title Company to issue title insurance policies (which may be in the form of a mark-up of the Title Commitment) in accordance with the Title Commitments, insuring Company's or Subsidiary's fee simple interest (as the case may be) in each such parcel of Owned Real Property as of the Closing Date (included all recorded easements benefiting such parcel insured as a separate parcel) with gap coverage through the date of recording, subject only to the Permitted Liens, in such amount as Purchaser reasonably determines to be the fair market value of the Owned Real Property insured thereunder (the "Title Policies"). The Title Policies shall include the following endorsements (to the extent available in the respective jurisdiction, but regardless of whether any additional fee is charged for such endorsements): (i) an extended coverage; (ii) ALTA Form 3.1 zoning endorsement (with parking); (iii) survey endorsement (to the extent available based on the Old Surveys, Updated Surveys or New Surveys); (iv) access endorsement; (v) contiguity endorsement (if applicable); (vi) a tax parcel endorsement; (vii) ALTA Form 9 owner's comprehensive endorsement; and (viii) non-imputation endorsement. Purchaser shall pay all costs and expenses with respect to the Title Policies.

               (b) Company shall deliver Updated Surveys or New Surveys, as applicable in accordance with Section 8.09, which shall not disclose any survey defect or encroachment from or onto any of the Owned Real Property which has not been cured or insured over prior to the Closing which, if allowed to persist after Closing, would have Material Adverse Effect. Purchaser shall pay all costs and expenses with respect to the Updated Surveys and the New Surveys.

               (c)  As to those parties and agreements or instruments listed on
          Schedule 9.05(c), Company shall deliver the written consent and waiver of any termination or acceleration rights arising under such agreements or instruments by reason of the Transactions./1/


_______________________
/1/ Schedule 9.05(c) will list Rockford lease and the two Gannon (Perryman) mortgages.

     10.  Conditions to Obligation to Close.

          10.01 Conditions to Obligation of Company and the Seller Parties. The
                ----------------------------------------------------------
obligation of Company and the Seller Parties to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions as of the Closing Date:

               (a)  Purchaser's representations and warranties set forth in
          Section 7 shall be true and correct at and as of the Closing Date;

               (b) Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

               (c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

               (d) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other required authorizations, consents, and approvals of Governmental Agencies;

               (e) Purchaser shall have executed and delivered the Stockholders Agreement in the form attached hereto as Exhibit H (the "Stockholders Agreement"); and

               (f) All actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company and Sellers' Representative.

          10.02  Conditions to Obligation of Purchaser. The obligation of
                 -------------------------------------
Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                 (a) The authorizations and actions provided in Section 2.01 shall have been received and completed;

                 (b) The aggregate equity value to be held by the Continuing Stockholders immediately following the Closing shall be at least Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), which "value" shall be measured by (i) multiplying (A) the aggregate number of shares of Exchange Stock surrendered by the Continuing Stockholders in the Exchange Transaction by (B) the Estimated Common Stock Repurchase Price, the Estimated Option Repurchase Price, and/or the Preferred Stock Repurchase Price, and (ii) adding to such sum the product of (A) the aggregate number of shares of Common

          Stock owned by the Continuing Stockholders immediately after the Closing (exclusive of any shares of Common Stock purchased by such persons pursuant to the equity plan described in Section 9.04(c), any Common Stock issued to such persons in the Exchange Transaction, and any Common Stock purchased by such persons together with Purchaser in the Investment Transaction) and (B) the Estimated Common Stock Repurchase Price;

                 (c) Company's representations and warranties set forth in Sections 3 and 4 shall be true and correct at and as of the Closing Date;

                 (d) Each Seller's representations and warranties set forth in
          Section 5 and each Continuing Stockholder's representations and warranties set forth in Section 6 shall be true and correct at and as of the Closing Date;

                 (e) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

                 (f) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                 (g) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other required authorizations, consents, and approvals of Governmental Agencies;

                 (h) Company, the Continuing Stockholders and Code, Hennessy & Simmons, L.L.C. shall have executed and delivered counterpart(s) of the Stockholders Agreement; and

                 (i) All actions to be taken by Company, the Seller Parties and the Continuing Stockholders in connection with consummation of the Transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

     11.  Survival; Claims Against Escrow Amount

          11.01  Nature and Survival of Representations. With the exception of
                 --------------------------------------
the representations and warranties contained in Section 3.04, Section 5 and
Section 6, which shall survive the Closing Date until the expiration of the applicable statute of limitations, the representations and warranties contained in this Agreement shall survive the Closing for three hundred (300) days following the Closing Date. Purchaser acknowledges that it has been afforded the opportunity to perform such investigation of the Company and the Subsidiary as it deems necessary or appropriate; however, no investigation by Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements or Purchaser's right to rely upon such representations, warranties, covenants and agreements unless Purchaser has at the time of Closing Knowledge of facts, circumstances or events that are at variance with a representation or warranty of Company hereunder, in which case consummation of the Transactions by Purchaser shall preclude Purchaser from asserting any claims hereunder or under the Escrow Agreement for breach of such representation and warranty. Purchaser agrees that any matter disclosed by Company in one Schedule hereto shall be deemed disclosed on any other Schedule hereto, provided that the relevance to the Schedule from which any such matter is omitted is reasonably apparent from the disclosure on the Schedule on which such matter is included.

          11.02  Environmental Remedies. Without limiting the generality of
                 ----------------------
Section 11.01, Purchaser understands and agrees that its right to make claims against the Escrow Amount under Section 11.03 for breach of the representations and warranties contained in Section 4.16 shall constitute its sole and exclusive remedy against the Seller Parties (whether under this Agreement or any applicable law) with respect to any environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of Company and Subsidiary, and all of their respective predecessors or affiliates, including without limitation any such matter arising under any Environmental, Health, and Safety Requirements. Aside from claims against the Escrow Amount, Purchaser hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy (including, but not limited to injunctive relief) from the Seller Parties, and hereby releases the Seller Parties from any claim, demand or liability which the Company or the Subsidiary may have against them, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), any analogous state law, or the common law).

          11.03  Claims Against Escrow Amount by Purchaser. In the event Company
                 -----------------------------------------
breaches any of its representations or warranties contained herein, and, if Purchaser gives notice thereof no later than that date which is three hundred
(300) days after the Closing Date, Purchaser shall be entitled to disbursement from the Escrow Account for any Adverse Consequences Purchaser shall suffer through and after the date of the claim against the Escrow Account caused by the breach; provided, however, that other than a claim for breach of Section 3.04, no such claim shall be made against the Escrow Account until the Adverse Consequences suffered by reason of all such breaches is in excess of Five Hundred Thousand Dollars ($500,000) (for which purpose no effect shall be given to any materiality qualification, including Material Adverse Effect, contained in the representations and warranties), after which point Purchaser shall be entitled to make claims against the Escrow Account only for Adverse Consequences in excess of Five Hundred Thousand Dollars ($500,000).

          11.04  Matters Involving Third Parties.
                 -------------------------------

                 (a) If any third party shall notify Purchaser or Company with respect to any matter (a "Third Party Claim") which may give rise to a claim against the

          Escrow Amount under this Section 11, then Purchaser shall promptly notify the Sellers' Representative thereof in writing; provided, however, that the failure to give notice of a Third Party Claim shall not affect Purchaser's rights of recovery under this Section 11 unless such failure adversely affects the ability of the Sellers' Representative to defend such Third Party Claim.

               (b) The Sellers' Representative will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice, reasonably satisfactory to Purchaser so long as (i) the Sellers' Representative notifies Purchaser in writing within fifteen (15) days after Purchaser has given notice of the Third Party Claim that the Sellers will hold the Purchaser harmless solely from and to the extent of the funds in the Escrow Account from and against any Adverse Consequences Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Sellers' Representative conducts the defense of the Third Party Claim actively and diligently and (iv) the available funds in the Escrow Account are sufficient, in the reasonable judgment of Sellers' Representative and Purchaser (or, if such parties cannot agree, in the reasonable judgment of mutually satisfactory independent counsel retained to handle such Third Party Claim) to cover such Adverse Consequences; provided, however, that the Sellers' Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Purchaser (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages without admission of liability and does not impose an injunction or other equitable relief upon Purchaser; provided, further, that the consent of Purchaser shall be obtained if the judgment or proposed settlement would have a material adverse effect on the Taxes of Purchaser, Company or Subsidiary (or any limited liability company or joint venture in which Company or Subsidiary has an interest) for any period (or portion thereof) following the Closing Date, which consent shall not unreasonably be withheld. Anything to the contrary not withstanding, once the Sellers' Representative assumes the defense of the Third Party Claim, as provided for in this
          Section 11.04(b), Purchaser will not be entitled to include its counsel fees in any claims against the Escrow Account except for counsel fees reasonably incurred in monitoring such defense.

               (c) Unless and until the Sellers' Representative assumes the defense of the Third Party Claim as provided in Section 11.04(b) above, Purchaser may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (d) Upon payment in full from the Escrow Account, the Seller Parties shall succeed to the rights of Purchaser, as the case may be, to the extent not waived in settlement, against the third party who made such Third Party Claim.

          11.05  Determination of Adverse Consequences. The term "Adverse
                 -------------------------------------
Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses, but shall not include (a) punitive damages, or (b) consequential damages, until the consequential damages suffered with respect to any particular claim are in excess of One Hundred Thousand Dollars ($100,000), after which point Purchaser shall be entitled to make such claim against the Escrow Account only for consequential damages in excess of One Hundred Thousand Dollars ($100,000) and not to exceed One Million Dollars ($1,000,000) per matter giving rise to the Adverse Consequences. In computing Adverse Consequences, no amount shall be deducted therefrom for (y) the amount of any insurance proceeds or other third party recoveries received by Purchaser or Company, and (z) any Tax benefit to Company or Subsidiary realizable from any expense deduction, depreciation or amortization deduction or tax credit in connection with the payment of the matter giving rise to the Adverse Consequences; provided, however, that if such a Tax benefit is actually realized by Company or Subsidiary, such amount, net of any Tax detriment, shall be paid to Sellers when actually received by Company or Subsidiary. For purposes of determining whether a Tax benefit exists, the overall Tax liability of Company or Subsidiary taking into account the payment of the matter giving rise to the Adverse Consequences shall be compared to the overall Tax liability of Company or Subsidiary without taking into account such payment and any amount arising from any expense deduction, depreciation or amortization deduction or tax credit in connection with such payment shall be treated as the last item claimed by Company or Subsidiary.

          11.06  Exclusive Remedy; Limitations on Remedy.
                 ---------------------------------------

                 (a) With the exception of the representations and warranties contained in Section 3.04, Section 5 and Section 6, claims against the Escrow Amount pursuant to this Section 11 shall be the sole remedy, exclusive of all other remedies, causes of actions or claims (whether common law or statutory) of Purchaser for any monetary relief or recovery in connection with any claim for breach of Company's representations or warranties in this Agreement, other than claims arising out of fraud. All disbursements from the Escrow Cash Amount portion of the Escrow Account pursuant to this Section 11 shall be deemed adjustments to the Common Stock Repurchase Price. To the maximum extent permitted by law, the survival period specified in
          Section 11.01 shall bar any claim against Company, the Seller Parties or the Continuing Stockholders made after the expiration of such survival period other than claims arising out of fraud, notwithstanding any statutory limitations period which may extend beyond such survival period.

                 (b) Except for claims arising out of fraud, with respect to any claim against a Seller for a breach of the representations and warranties contained in Section 5, Purchaser shall not be entitled to recover any damages or other remedies in excess of the total repurchase price proceeds received by such Seller in the Repurchase Transaction.

                 (c) Except for claims arising out of fraud, with respect to any claim against a Continuing Stockholder for a breach of the representations and warranties contained in Section 6, Purchaser shall not be entitled to recover any damages or other remedies in excess of the then fair market value of the shares of Common Stock and/or New Preferred Stock received by such Continuing Stockholder in the Exchange Transaction and the then Fair Market Value of any shares of Common Stock which such Continuing Stockholder owned immediately after the Closing Date.

          11.07  Apportionment of Escrow Proceeds by Sellers' Representative.
                 -----------------------------------------------------------

                 (a) If, pursuant to the Escrow Agreement, the Sellers' Representative receives any disbursement of the Escrow Cash Amount then remaining, the Sellers' Representative will allocate such amount among all Sellers in proportion to the escrow percentage interests reflected opposite their names on the Schedule of Sellers.

                 (b) If, pursuant to the Escrow Agreement, the Sellers' Representative receives any disbursement of the Escrow Shares then remaining, the Sellers' Representative will allocate such shares among all Continuing Stockholders in proportion to the escrow percentage interests reflected opposite their names on the Schedule of Continuing Stockholders.

     12.  Miscellaneous.

          12.01  Press Releases and Public Announcements. No Party shall issue
                 ---------------------------------------
any press release or make any public announcement relating to the subject matter of this Agreement, prior to Closing, without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

          12.02  No Third-Party Beneficiaries. This Agreement shall not confer
                 ----------------------------
any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          12.03  Entire Agreement. This Agreement (including the documents
                 ----------------
referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.


          12.04 Succession and Assignment. This Agreement shall be binding upon
                -------------------------
and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Company nor any Seller or Continuing Stockholder may assign either this Agreement or their respective rights, interests, or obligations hereunder without the prior written approval of Purchaser, and Purchaser may not assign either this Agreement or its rights, interests, or obligations hereunder without the prior written approval of the Sellers' Representative; provided, however, that Purchaser shall be permitted to collaterally assign its rights hereunder to its lenders.

          12.05  Counterparts. This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          12.06  Headings. The section headings contained in this Agreement are
                 --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.07  Notices. All notices, requests, demands, claims, and other
                 -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


  If to Company or to              Code, Hennessy & Simmons
  The Sellers' Representative:     10 South Wacker Drive, Suite 3175
                                   Chicago, Illinois 60606
                                   Telephone: (312) 876-1840
                                   Facsimile: (312) 876-3854
                                   Attention: Brian P. Simmons
                                            Peter M. Gotsch

  (with a copy, which copy shall
  not constitute notice, to:)      Foley & Lardner
                                   330 N. Wabash Ave., Suite 3300
                                   Chicago, Illinois 60611
                                   Telephone: (312) 755-1900
                                   Facsimile: (312) 755-1925
                                   Attention: Stephen M. Slavin

  If to Purchaser:                 c/o Madison Dearborn Capital Partners, Inc.
                                   Suite 3800
                                   Three First National Plaza
                                   Chicago, Illinois  60602
                                   Telephone: (312) 895-1150
                                   Facsimile: (312) 895-1156
                                   Attention: Paul R. Wood

  (with a copy, which copy shall
  not constitute notice, to:)      Kirkland & Ellis
                                   200 E. Randolph Drive
                                   Chicago, Illinois  60601
                                   Telephone: (312) 861-2094
                                   Facsimile: (312) 861-2200
                                   Attention: Michael H. Kerr, P.C.

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telescope, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          12.08  Governing Law. This Agreement shall be governed by and
                 -------------
construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Any dispute that arises under or relates to this Agreement (whether contract, tort or otherwise) shall be resolved in any state or federal court situated in Cook County, Illinois. Each Party waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens.


          12.09  Amendments and Waivers. No amendment of any provision of this
                 ----------------------
Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          12.10  Severability. Any term or provision of this Agreement that is
                 ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          12.11  Expenses. The Parties will bear their own costs and expenses
                 --------
(including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller Parties and the Continuing Stockholders shall be responsible for any fees due Bowles, Hollowell, Conner & Co.

                    [The next page is the signature page.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                 Madison Dearborn Capital Partners II, L.P.


                                 By  Madison Dearborn Partners II, L.P.,
                                 --
                                 ITS GENERAL PARTNER

                                     By Madison Dearborn Partners, Inc.,
                                     --
                                     IT'S GENERAL PARTNER


                                 By: /s/ Paul R. Wood
                                 -----------------------------------
                                   Its: Vice President



                                 Woods Equipment Company



                                 By: /s/ illegible
                                 -----------------------------------
                                   Its: Chairman


                                     /s/ illegible
                                 -----------------------------------

                                 Brian P. Simmons, as attorney-in-fact for the Stockholders listed on the attached Schedule of Stockholders


                                     /s/ illegible
                                 -----------------------------------
                                     Brian P. Simmons, as Sellers'
                                     Representative and not individually

                           Schedule of Stockholders

                                 A&G Investors
                                  Bill Brown
                                Michael Carney
                        Code, Hennessy & Simmons, L.P.
                               Dennis Countryman
                             David Stephen Crider
                               Michael L. Dawson
                                 Gary Eckhardt
                                 Steve Farmer
                                David Ferguson
                                 Chuck Fordham
                                Thomas Formolo
                                  Mark Fryer
                                 Charles Glass
                                Peter M. Gotsch
                               Robert C. Hickman
                                Leslie C. Jones
                                Stephen Kewish
                                Lyndon R. Krans
                          Thomas & Kathleen M. Laird
                               Karen A. Madonia
                                  Bill Moore
                               James T. Muraski
                                Pamela Russell
                               Steven E. Starret
                                  Ron Tiller
                              Steven M. Vandemore
                                 Jon S. Vesely
                                 Steve Voelker
                                 WC Investors
                                  Steve Wells
                              Lawrence J. Weyers